[redacted]

RAUSCH COLEMAN HOMES

CONTRACT CHECKLIST - TULSA

Property Address: 14910 E 39th St S Tulsa, OK 74134

Development | Lot: Battlecreek 5 : 13 : 23 Sales Pro: Christy French

Buyer(s) Information

Name(s): Arrived Holdings, Inc

_________ Single _________ Married _________ LLC _________ Corp _________ Trust

Email: [redacted]l: ______________________

Traffic Source: ______________________ Credit Contingency [ ] H2S/H2C [ ]

Lender Information

Company: Cash

Loan Officer: ______________________ Cell: ______________________

Email Address: ______________________

Loan type: RDG FHA VA Conv ADDI

Closing Information

Proj Close Date: March 2023 _________ PreSale [redacted]

Real Estate Firm: ______________________ [redacted]

[redacted]s: [redacted] ______________________ Commission [~~2~~ 3% %] Bonus [$]

Cell: ______________________ Title Company: FNT Split

Closing Costs Paid: ______________________ Sales $ | % ______________________

Required Supporting Document Checklist

** If applicable*

New Home Purchase Agreement	_______	Credit Information Authorization	_______	Prepaid Opt Receipt	_______
EM Deposit Receipt	_______	Change Order Policy	_______	RC Elevation	_______
Insulation Agreement	_______	Customer Referral	_______	RC Floor Plan	_______
ADT Consent	_______	Photo Release	_______	Plat Map	_______
Agent Referral	_______	Lender PreQual	_______	* Custom Opt Req	_______
Option Selections	_______	Color Selections	_______	* Texas Disclosure	_______
				* Alabama Disclosure	_______

Notes: ______________________

____

____

[redacted]

[redacted]

New Home Purchase Agreement

This New Home Purchase Agreement ("Agreement") is between **Rausch Coleman Homes of Tulsa, LLC** the SELLER and **Arrived Holdings, Inc** and (when applicable) **,** the BUYER(s). The parties hereby agree in consideration of the following mutual promises, representations and covenants, as follows:

1. **The Property.** SELLER agrees to sell and BUYER agrees to buy the real property and all construction, improvements, fixtures, and equipment located thereon, which is located at and more specifically described as follows (the "Property"):

   Lot: **13**
   Block: **23**
   Subdivision: **Battlecreek 5**
   Property Address (Street/City/State): **14910 E 39th S**[redacted]

   30 ~~$235,000~~

2. **Payment.** BUYER agrees to pay SELLER the Purcha[redacted]**0** for the Property, payable as follow[redacted]

   Upon the execution of this Agreement by BUYER, the BUYER will pay to SELLER, or the closing agent, the sum of $**10,000.00** as an Earnest Money Deposit, to be credited towards the Purchase Price at Closing and to be subject to the conditions stated in Paragraph 9. Any "Lot Reservation" funds previously paid by BUYER to SELLER shall be credited and applied to the Earnest Money Deposit.

   The balance of the Purchase Price shall be $ **230,430.00** and shall be paid by BUYER to SELLER as follows:

☐ Paid in cash upon Closing with BUYER's funds. Upon request by SELLER, BUYER shall provide proof of financial ability to pay the Purchase Price in full at Closing as a condition precedent to SELLER's obligation to commence any construction on the Property, if not already completed.

☒ Paid in cash upon Closing using loan proceeds to be obtained by the BUYER, subject to the terms of this Agreement concerning BUYER financing.

3. **Conveyance / Title.** At the Closing, upon payment of the Purchase Price as stated above, the SELLER shall make, execute and deliver to the BUYER a Special Warranty Deed conveying the Property free and clear of all liens and encumbrances subject to covenants, conditions, restrictions, easements and other matters of record, rights of way for public streets and highways, and non-delinquent property taxes and all matters which would be disclosed by an accurate survey. If BUYER elects to obtain enhanced title insurance coverage beyond that agreed upon in Paragraph 5.e, BUYER shall pay for the increase in title insurance cost in excess of the cost of a standard owner's or combination title policy. If SELLER agrees to provide title insurance pursuant to Paragraph 5.e, a copy of the title commitment shall be delivered to the BUYER who shall have 5 days from the date it is delivered in which to review the commitment. If BUYER notifies SELLER of a title defect that would render the title unmarketable within said 5 days, the SELLER shall have a reasonable time within which to determine (at its option), whether or not to cure the claimed defect. If within a reasonable time, the SELLER cannot or chooses not to cure the claimed defect then in that case, the BUYER either shall have the right to proceed to closing and accept a policy and title, subject to the defect, or BUYER may terminate this Agreement and be refunded the Earnest Money Deposit.

4. **Buyer Financing Provisions.**

   a. Loan Costs and Fees: In the event that the BUYER is using any form of grant or borrowed funds for the Purchase Price, the parties agree that all application fees, costs, loan origination fees, points, prepayment of interest or any other charge, cost or fee of any kind whatsoever shall be paid exclusively by the BUYER.

   b. Buyer Financing Application Process & Pre-Approval: BUYER agrees if any part of the Purchase Price is to be [redacted]ith borrowed funds that the BUYER shall notify and/or include as part of any loan application that

[redacted]

BUYER will promptly supply the lender with any requested information and that the BUYER will pay for any application fees, credit reports or appraisals. BUYER shall apply for financing and provide SELLER with a pre-approval letter from an institutional lender within five (5) business days from the execution hereof, and will provide evidence satisfactory to SELLER that BUYER has made application for financing, as a condition precedent to SELLER's obligation to commence any construction on the Property, if not already completed. BUYER understands that failure to make and to complete all lender requirements for financing and the loan application shall constitute a material breach of this Agreement, shall not release BUYER from its obligations hereunder, and could result in the loss of the Earnest Money Deposit under paragraph 9 of this Agreement and other remedies due SELLER.

c. In the event that the BUYER cannot obtain financing within a reasonable time, then the SELLER shall have the right, without obligation, to find alternative financing for BUYER. The BUYER hereby agrees that if the SELLER elects to seek alternative financing on behalf of BUYER, as allowed for above, then the BUYER will promptly upon request complete any and all applications and supply any and all financial information as requested by the lender. To facilitate this process, the BUYER agrees to pay for all loan costs incurred, including application fees, appraisal and credit reports as may be required by the lender. BUYER understands that the failure to make and complete all lender requirements for financing and the loan application shall constitute a material breach of this Agreement, shall not release BUYER from its obligations hereunder, and could result in the loss of the Earnest Money Deposit under paragraph 9 of this Agreement and other remedies due SELLER.

d. FHA/VA Amendatory Clause. It is expressly agreed that notwithstanding any other provisions of this Agreement, the Buyer shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise, unless the Buyer has been given, in accordance with HUD/FHA or VA requirements, a written statement by the Federal Housing Commissioner, Department of Veteran Affairs, or a Direct Endorsement lender setting forth the appraised value of the Property of not less than the Purchase Price stated herein. The Buyer shall have the privilege and option of proceeding with consummation of the sale without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value or condition of the Property. The Buyer should satisfy himself/herself that the price and condition of the Property are acceptable.

5. Closing:

a. Closing Date. Closing is the date, place, and time at which the BUYER pays the balance of the Purchase Price, executes the documents needed to complete the sale, meets all loan closing requirements of the lender, executes all documents needed to complete the 2-10 Home Buyers Warranty®, and SELLER delivers the executed and acknowledged deed to BUYER. The Closing Date for this transaction is estimated to be ____________________ unless otherwise stated or extended as provided herein or as otherwise mutually agreed upon by the parties. In the event that any construction is to be commenced or completed, SELLER may deliver a Closing Notice to the BUYER that the Property is within 30 days of completion and Closing shall occur no later than 7 days after the completion date, even if this date is earlier than the original Closing Date specified above. If the BUYER does not attend and close the transaction on the Closing Date specified in the Closing Notice, SELLER shall have the right, but not the obligation, to require BUYER to pay $200.00 per day for each day the closing is delayed beyond the date set in the Closing Notice (said amount to be added to the Purchase Price or payable by Buyer, at Seller's election), up to and not to exceed 45 days after the specified Closing Date in the Closing Notice, after which time the SELLER may elect to terminate this Agreement and retain the Earnest Money Deposit as liquidated damages pursuant to Paragraph 9 or seek any other remedies available at law, including specific performance, via arbitration as provided herein. SELLER is not obligated to provide BUYER this extension and it shall in no way preclude SELLER's right to adhere to the Closing Date otherwise set by SELLER. The SELLER cannot make and does not make any promise or representations that the new home on the Property will be completed at any particular time. Any date sensitive notices or schedulings (ie. lease notices, moving companies, utilities, etc.) should not be made until after receipt of a Closing Notice and SELLER is not liable to BUYER for any costs or damages related to delays in construction and/or closing. Notwithstanding, this shall not release BUYER from its obligations to consummate the sale of the Property. An election by SELLER of a remedy shall in no way limit the SELLER from exercising other available remedies at law for breach of this Agreement (via arbitration).

b. Closing agent. The BUYER may choose its own professional closing agent [properly licensed if required] with a residential closing facility in the county where the Property is located. The closing agent(s) is/are authorized to

provide the SELLER and BUYER with both the SELLER's Settlement Statement and BUYER's Settlement Statement prior to the Closing Date such that both SELLER and BUYER shall have a reasonable opportunity to review prior to Closing.

c. Transaction. Once the BUYER has signed all the documents required by the closing agent, including the 2-10 Home Buyers Warranty® and other documents, and the Purchase Price has been paid to the SELLER, then the SELLER shall deliver the executed Warranty Deed to the BUYER.

d. Proration. Taxes and special assessments due on or before Closing shall be paid by the SELLER. Any and all general taxes, special assessments, subdivision fee or assessment, special improvements or other similar items shall be prorated as of Closing, unless otherwise specified herein. The parties agree that the closing agent's calculations are accepted by the BUYER as accurate and proper.

e. Closing Costs and Title Fees.

☐ SELLER shall furnish, at SELLER's cost, an owner's policy of title insurance in the amount of the Purchase Price, provided BUYER agrees to close the purchase through SELLER's preferred/affiliated title agency and lender.

☐ SELLER shall furnish, at SELLER's cost, a mortgagee's title policy (through a combination policy of title insurance), provided the BUYER agrees to close the purchase of the Property through SELLER's preferred/affiliated title agency and lender.

☐ SELLER and BUYER shall split the cost of a combination policy of title insurance, provided the BUYER agrees to close the purchase of the Property through SELLER's preferred/affiliated title agency and lender.

☐ SELLER will pay closing costs (e.g. loan closing costs, including origination fees, prepaid items, loan discount points, and all other financing fees and costs, settlement fees, document assembly fees, processing fees, etc.) up to $______________ (a portion of which may be paid by lender) , provided BUYER agrees to close the purchase through SELLER's preferred/affiliated title agency and lender.

☒ BUYER has agreed to pay all closing costs (e.g. loan closing costs, including origination fees, prepaid items, loan discount points, and all other financing fees and costs, settlement fees, document assembly fees, processing fees, etc.) and any other cost associated with obtaining an owner's policy of title insurance in the amount of the Purchase Price. BUYER further agrees to pay any title agency fees.

6. **Possession.** The SELLER will deliver possession of the Property at Closing, unless otherwise extended or amended as provided herein.

7. **Construction / Change Orders.** Unless already completed, SELLER shall construct the new home on the Property in accordance with the plans and specifications attached hereto and made a part hereof and/or as referenced in the Construction Addendum attached hereto, which BUYER has agreed upon. SELLER reserves the right to make changes, or substitutions, or both, in the construction as necessary, required, authorized, or approved by BUYER and BUYER's lender. Unless already complete, any permitted changes in the construction of the new home shall be subject to and governed by the Construction Addendum attached hereto, and the BUYER expressly acknowledges that the Purchase Price and the Closing Date may be adjusted accordingly for any permitted changes, alterations, additions, subtractions, substitutions, or deviations, and BUYER remains responsible to pay such adjusted Purchase Price, including any applicable change order fees. Any such changes are not binding upon SELLER unless in writing and signed by both parties.

☐ The construction of the Property is complete.

☒ The construction of the Property is not complete. Construction shall be completed in accordance with the plans and specifications attached hereto and/or the Construction Addendum attached hereto.

[redacted]

8. **Subdivision / Homeowner's Association.** The BUYER understands that the Property, and the subdivision in which they are purchasing the Property, is or may be subject to covenants, restrictions, a homeowner's association, or other conditions with respect to the Property and its uses, and various types of fees, dues, assessments and similar charges against the Property or improvements and that these will be binding on the BUYER and that these fees and charges may increase or change from time to time in accordance with the provisions set forth in the particular governing documents.

9. **Earnest Money Deposit / Rights / Default.** The Earnest Money Deposit due at the time of signing this Agreement is to be applied to the BUYER's Purchase Price and/or Closing Costs. If the SELLER is not able to complete construction of the improvements on the Property, is unable to deliver merchantable title, chooses not to cure any title defect when noticed by the BUYER within the provisions of Paragraph 3, or in any other way fails to deliver the Property in accordance with any terms herein by the Closing Date, then the Earnest Money Deposit shall be promptly refunded to BUYER and this Agreement shall be terminated. If the BUYER, in good faith and without fault and in compliance with Paragraph 4(b) and 4(c), is unable to obtain a loan or commitment for a loan within 30 days of the execution of this Agreement, and only if BUYER has provided to SELLER written documentation from the lender of BUYER's inability to obtain a loan or loan commitment within the same 30 day period, then this Agreement will terminate and the Earnest Money Deposit will be paid to SELLER as reasonable compensation for loss of sale and any work performed up to the date of termination. After the 30th day from the date this Agreement is signed, if BUYER fails to close on the Closing Date, then the Earnest Money Deposit shall be retained by the SELLER as liquidated damages and SELLER may terminate this Agreement or SELLER may seek any other remedies at law, including specific performance, via arbitration as provided herein. Notwithstanding anything herein to the contrary, no terms above shall abrogate either party's right to arbitrate any matters described herein.

10. **Inability to Obtain Construction Materials / Delays.** SELLER shall endeavor to complete the construction of the new home on the Property by the Closing Date. Nevertheless, SELLER may cancel this Agreement by returning the Earnest Money Deposit to the BUYER together with a written notice addressed to the BUYER if any of the following events occur: (a) a governmental bureau, department or subdivision imposes restrictions on the manufacture, sale, distribution or use of materials necessary in the construction of residential housing, (b) SELLER is unable to obtain materials from its usual sources due to strikes, lockouts, war, military operations, abnormal prices and requirements, shortages, acts of terror or national emergencies, or (c) the installation of public utilities is restricted or curtailed. Further, the closing date may be extended by SELLER if completion of the new home and/or the Property is delayed due to inclement weather, strikes, lockouts, or other disputes affecting either SELLER or any of its suppliers or material or labor, delay in issuance of certificates, permits, or licenses, delayed inspections, acts of war or terror or civil commotion, emergency proclamation, governmental regulations, or any reason beyond SELLER'S control.

11. **Survey.** The Property is a part of a recognized residential subdivision or development and if the BUYER desires a survey or any lender, or other local, state or federal government requires a survey of the Property, then the BUYER shall be responsible for all costs associated with the survey.

12. **Fixtures and Attached Equipment.** All improvements, fixtures and attached equipment, if any, are included in the Purchase Price.

13. **Buyer's Disclaimer of Reliance.** The BUYER certifies that BUYER will personally inspect or have a representative inspect the Property and review the plans, selection sheets and any other specification for any uncompleted part of the Property prior to Closing, and BUYER certifies that SELLER has not made and BUYER has not and will not rely on any verbal or other warranties, representations or statements of SELLER or any agent/affiliate/employee associated with the SELLER which is not expressed in this Agreement regarding size, including without limitation the square footage of improvements located on the Property, the quality, construction, value or condition of the Property, including without limitation all improvements, appliances, plumbing, electrical or mechanical systems. BUYER also understands that SELLER makes no representations or warranties with respect to the condition or status of streets or other publicly owned utilities or systems.

14. **Sales Agents / License Holder Disclosure – SALES AGENT REPRESENTS SELLER.** BUYER acknowledges that one or more individuals representing the SELLER in this transaction may hold real estate licenses. **Further, BUYER has been advised verbally and otherwise that the sales agent for this Property represents the SELLER exclusively** and that any warranty, representation or promise not made in writing and signed by SELLER is not binding on the SELLER and BUYER disclaims any reliance on such. BUYER agrees that in the event any warranty, representation or promise is made or has been made by any employee of SELLER that is not in writing or expressed in this Agreement that the BUYER will promptly report this to the SELLER.

15. **Brokers or Agency.** In the absence of a Realtor Representation Agreement which BUYER has previously notified and provided to SELLER in writing, BUYER represents and warrants that there are no claims for real estate brokerage or real estate commission or finder's fees in connection with the execution of this Agreement or the sale of the Property. The BUYER agrees to defend and indemnify the SELLER and hold the SELLER harmless against any and all claims, demands, losses, costs, damages, expenses and fees, including attorney fees, and judgments arising from any such claim, including without limitation, those of brokers, agents, or finders employed or alleged to have been employed by the BUYER. Otherwise, any SELLER-acknowledged commissions/fees due to a BUYER's agent will be made by a single payment to BUYER's agent (or broker as directed) and SELLER shall not be responsible for multiple/split payments.

16. **Risk of Loss.** Risk of loss or damage to the Property by fire or other casualty occurring prior to Closing is expressly assumed by the SELLER.

17. **Governing Law.** This Agreement shall be governed by the laws of the State of Arkansas without regard to conflict of laws principles.

18. **Lead Based Paint Risk Assessment / Inspection.** The BUYER understands and agrees that the home on this Property was not constructed prior to 1978 and that there should be no lead-based paint hazards on the property.

19. **Merger Clause.** This Agreement when executed by both the BUYER and SELLER shall contain the entire understanding between the BUYER and the SELLER with respect to the sale of the Property and all other matters referred to or contemplated herein and shall supersede all prior or contemporaneous agreements, representations, discussions and understandings, oral or written, with respect to such matters.

20. **No Assignment. This Agreement may not be assigned by BUYER unless the consent of SELLER is first obtained in writing. BUYER acknowledges that any warranty provided hereunder, including the 2-10 Warranty, is only for the benefit of the named BUYER and is not transferrable or assignable to any other person or subsequent owner. No warranty obligations either express or implied shall be extended beyond the SELLER and the named BUYER. In the event this provision conflicts with any other provision stated in any warranty document or otherwise, then this provision and limitation shall govern and prevail.**

21. **Time.** BUYER and SELLER agree time is expressly of the essence in regard to all times and dates set forth in this Agreement.

22. **Affiliated Business Arrangement – Supplemental Disclosure.** In addition to previous disclosures provided, this is to give you further notice that Rausch Coleman Companies, LLC ("Rausch Coleman") and the broker(s) and title/mortgage companies involved in this transaction may have a business relationship with SELLER and/or other Rausch Coleman entities. SELLER and certain affiliated title/mortgage companies may be subsidiaries of Rausch Coleman. Because of this relationship, any referral to an affiliated title/mortgage company may provide a financial or other benefit to SELLER and Rausch Coleman. Regardless, BUYER is free to use the title/mortgage company of its choice and is not obligated to use any particular title/mortgage company that may be referred by or affiliated with SELLER. Additional notices may be attached to this Agreement and/or have already been provided.

23. **Notice.** The parties agree that the Closing Notice, or any other notice or communication by one party to the other is complete when mailed or faxed the following locations:

BUYER: **Arrived Holdings, Inc** and (when applicable)

SELLER: **Rausch Coleman Homes of Tulsa, LLC**
PO Box 10560
Fayetteville, AR 72703

24. **Dispute Resolution.** Both SELLER and BUYER agree that any and all disputes or claims of any nature arising out of, connected with or relating to the construction and/or sale of the home described herein, any defects/damages related thereto, or this Agreement and the subject matter hereof, including any attachments or addendums hereto, whether soundin[redacted] in contract or tort, shall be subject to and resolved by binding arbitration on an individual basis in accordance

with the Real Estate Industry Arbitration Rules of the American Arbitration Association, and the decision of the arbitrator shall be binding. Any questions regarding arbitrability or the provisions hereof shall be decided by the arbitrator. To the extent allowed by law, the remedies available to the parties through arbitration shall be consistent with the remedies described in Paragraph 9. Judgment upon the agreement reached or the award rendered may be entered by any court having jurisdiction thereof. Only to the extent required by applicable law for enforceability of this arbitration provision, SELLER shall be responsible for the portion of arbitration costs which resemble costs not traditionally associated with the judicial forum. This provision shall be controlled by the Federal Arbitration Act and the matters herein affect interstate commerce. BUYER and SELLER understand and acknowledge that the "parties" that are subject to and governed by this provision shall include and encompass the BUYER(s) and their heirs, successors, and representatives, and SELLER, and all related entities, affiliates, subsidiaries, principals and otherwise of SELLER. BUYER and SELLER also understand and acknowledge that by agreeing to and entering into this Agreement and the dispute resolution provisions stated herein, they waive the right to a jury trial, class action or other court action. If either party institutes court action, then the other party shall be entitled to recover from the court all attorney fees and costs incurred to seek enforcement of this arbitration agreement and any such award shall be independent of, and awarded prior to, any subsequent arbitration of the underlying claims. Both parties understand and acknowledge that these provisions are a material part of the consideration for this Agreement.

25. **Counterparts.** This Agreement may be executed in multiple counterparts each of which shall be regarded as an original hereof but all of which together shall constitute one in the same. Both BUYER and SELLER expressly agree that so long as both have signed an exact counterpart of this Agreement, so long as the counterparts are the same, that both parties shall be bound even though the signatures may be on different identical copies. This Agreement may be executed by fax so long as the signed fax is submitted by one party to the other.

26. **Severability.** If any provision of this Agreement is determined to be void, unenforceable, unlawful, invalid or determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and any and all other provisions shall nonetheless remain in full force and effect.

27. **No Third Party Beneficiary.** The provisions of this Agreement and the documents to be executed and delivered at Closing are and will be for the benefit of SELLER (and its affiliates) and BUYER only and are not for the benefit of any third party, and accordingly no third party shall have the right to enforce the provisions of this Agreement or the documents to be executed and delivered at Closing.

28. **Construction.** The parties acknowledge that they and their counsel, if they have so chosen to retain counsel, have reviewed, negotiated and revised this Agreement in cooperation and that the normal rules of construction to the effect that any ambiguities or terms are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

29. **No Recordation.** Neither this Agreement nor any memorandum of the terms hereof shall be recorded or otherwise placed in public record without SELLER's consent.

30. **Confidentiality & Disclosures.** The Terms herein will remain confidential, except for the parties that are required to have knowledge of this transaction, until it has actually been closed. Seller may obtain the services of third parties to collect Buyer feedback on the home purchase process through surveys and other means. Seller may share Buyer's information (including, but not limited to Buyer's name and contact information) with the third parties to assist them in providing services to Seller. By signing this agreement, Buyer authorizes Seller to share Buyer's information with third party service providers and grants the third parties the right to contact Buyer and/or use Buyer's information in compliance with applicable laws (including the transfer of that information).

31. **Attorney Approved.** The form of this Agreement and the terms contained herein has been reviewed and approved by a licensed attorney.

32. **Additional Notices:** See also the additional notices (if applicable) set forth in the addendum which is attached hereto and made a part hereof, and the terms of which are incorporated into this Agreement.

33. **Insulation.** An insulation notice is attached hereto in compliance with 16 C.F.R. §460, *et seq.*

34. **Non-Foreign Seller**. Seller represents that it is not a "foreign person" as such term is defined in the Foreign Investments and Real Property Tax Act of 1980 (26 U.S.C. § 1445f, et seq.) ("FIRPTA").

35. **Special Warranty Program.** The SELLER offers as an additional part of the consideration of this Agreement a 2-10 Home Buyers Warranty®, the terms of which are attached hereto and made a part of hereof unless otherwise limited or superseded by the governing terms hereof, and as a part of which certain implied warranties are excluded. The BUYER understands that if this express warranty is not accepted by the BUYER in complete replacement of the excluded warranties that the SELLER will not sell the Property to the BUYER. The complete notice concerning this exclusion of Warranties is as follows:

EXCLUSION OF ALL IMPLIED WARRANTIES OR WARRANTIES CREATED BY OPERATION OF LAW

All implied warranties by the SELLER of the BUYER's Property are excluded by this Express Warranty, and the implied warranties excluded by this Agreement include but are not limited to the following listed implied warranties:

Implied warranties of merchantability, implied warranties of habitability; implied warranties of fitness for a particular purpose; implied warranties of suitability; implied warranties of good workmanship; implied warranties of good and workmanlike construction; implied warranties of human habitation; implied warranties of fitness; implied warranties of fitness for occupancy; implied warranties of fitness for occupancy as a human dwelling; and any other implied warranty of any type or sort, whether arising from contract or public policy or whether created by the courts, by the legislature or any regulatory body of any level of government in either the past or created in the future. The BUYER acknowledges and agrees that by signing this Agreement or by accepting any deed from the SELLER, that the SELLER is relying on this exclusion of all implied warranties and warranties created by operation of law in making this sale and that the SELLER would not sell the Property or construct any dwelling without the BUYER's agreement and acknowledgement of this waiver of all implied warranties.

36. **Additional Terms.** These additional terms control over any conflicting provisions stated elsewhere herein:

[redacted]

BY SIGNING BELOW, BUYER ACKNOWLEDGES THAT BUYER HAS READ AND UNDERSTANDS THE PROVISIONS [redacted]

______________________________ ______________________________
Buyer Broker Date

____
Buyer Broker Entity

______________________________ ______________________________
Listing Agent Date

______________________________ ______________________________
Listing Broker Date

____
Listing Broker Entity

[redacted]

Construction Addendum

This document is attached to the New Home Purchase Agreement between **Rausch Coleman Homes of Tulsa, LLC**, the SELLER and **Arrived Holdings, Inc** and (when applicable) the BUYER(s), and all terms and conditions and provisions of the New Home Purchase Agreement shall govern. If the new home on the lot covered by the New Home Purchase Agreement is not complete, then this document is intended to cover the BUYER's selections for the completion of the home. This document shall not apply if the home is complete as indicated in the New Home Purchase Agreement.

If the new home is not complete, then the SELLER is in the process of constructing a new home on the Property described in the New Home Purchase Agreement. The home will be constructed in general accordance with the plan chosen by the BUYER and the BUYER's choices from the SELLER's Selection Sheets completed by the BUYER.

1. **Construction Selections**. The BUYER's have made the following selections from the alternatives offered by the SELLER.

   Model Plan: The BUYER has selected **RC Magnolia** which is a floor plan from the SELLER's inventory of floor plans. The plan will be used for the general construction of the New Home; the square footages expressed on the plans are estimates of heated and cooled spaces only. The BUYER is aware that the actual square footage may vary as actually constructed by the SELLER and that the square footage estimate computed by inspectors or appraisers may vary substantially.

   Selection Sheet. BUYER has made the selections from the Selection Sheets attached to this document and initialed by BUYER. The BUYER understands that the selections may only be made from the alternatives offered by SELLER. In the event of a conflict among Selection Sheet and the Plans, the Builder Standard Features within the Plan shall control.

   Builder's Standard Features. The new home will be constructed using the Buyer's Choice Feature Sheet as a guide for like kind and quality. The exact model and manufacturer of any appliances, fixtures, HVAC systems, structural components, plumbing and kitchen items may vary according to local availability, supplier inventories, or market considerations, including price. The particular selection of these items is at the sole discretion of the SELLER, except to the extent that the BUYER has made selections from the alternatives offered on the Selection Sheet attached to this document and which SELLER is aware and has approved.

2. **Start and Finish of New Home.** In the event that the new home is partially complete, no work that may affect or be affected by the BUYER's selections on the Selection Sheet will be commenced or incorporated until the receipt by SELLER of an acceptable letter of intent or letter of pre-approval from the BUYER's lender providing assurances to SELLER's satisfaction that all necessary funds will be made available to pay the full Purchase Price for the Property at Closing. BUYER understands that the SELLER cannot provide a specific Completion Date because adverse weather, acts of God, labor strikes, material or labor shortages, material delivery delays and other conditions not in the control of SELLER may delay the completion and closing. SELLER shall not be liable to BUYER for any additional costs or damages (direct, indirect, special, or consequential) whatsoever related to delays in construction and closing.

3. **Construction Site**. Due to OSHA regulations, safety concerns, and SELLER lender/insurance requirements, BUYER is prohibited from entering the Property (or any other SELLER property) prior to Closing without an authorized SELLER representative present. If BUYER enters the Property prior to Closing without an authorized SELLER representative present, BUYER shall be in breach of the New Home Purchase Agreement and SELLER shall have the immediate and continuing right to terminate the New Home Purchase Agreement and retain the Earnest Money as damages for such breach. Notwithstanding, BUYER agrees that entry upon Property prior to Closing (whether with an authorized SELLER representative or not) shall be solely at BUYER's own risk. BUYER waives all claims against SELLER from loss or injury BUYER or BUYER's guests may sustain at any time while on the Property during construction.

4. **Subsurface Conditions.** In the event subsurface conditions are encountered on the lot that adversely affect construction as determined by the SELLER, in its sole discretion, this Agreement may be terminated by SELLER so long as all Earnest Money payments are refunded to BUYER with no further obligations from either party.

5. **Hazardous Materials.** The SELLER is not aware of the presence of any hazardous materials of any kind whatsoever, but the SELLER does not know what might be under the surface of the Property and does not and cannot make any representation, [redacted] y concerning the presence or absence of any hazardous substance under the surface of the lot. BUYER

may, at BUYER's expense, have the subsurface tested for hazardous material by a commercial testing laboratory within 5 days of closing.

6. **Ownership of Plans, Selections Sheets and Builder's Standard Features.** The plans, Selection Sheets, and Builder's Standard Features are instruments of the service of SELLER through which the Property being constructed is described. These documents represent trade secrets that have been developed with substantial effort. BUYER shall not own or claim any ownership or claim a copyright in these documents. SELLER shall be deemed the author of them and they are for use solely with respect to the Property by SELLER. They are not to be used by the BUYER or anyone else on other projects or for additions to this Property without the express written consent of SELLER.

7. **Ownership of the New Home.** The BUYER and SELLER agree that the Property remains the sole and exclusive property, both legally and equitability, of the SELLER until the date of Closing and actual transfer of the Property. Until the Closing, the BUYER has no ownership interest, whether legal, equitable or by operation of law in either the improvements, fixtures, or land. Neither BUYER, nor BUYER's lender, shall have the right to require any escrow at Closing for any uncompleted or punch-list items. BUYER shall not occupy the Property, nor shall keys be released to BUYER, until SELLER has received all funds due from BUYER and the deed has been recorded. BUYER shall not be permitted to place any fixtures, personal property, or personal belongings in or on the Property until after the transaction has been fully Closed.

8. **Right to Repair.** The SELLER has taken all reasonable precautions against defective work. The SELLER has the right, but not the obligation, except as covered by the 2-10 Home Buyers Warranty®, to perform repairs, including reasonable cutting and patching that may be visible but that does not affect function.

9. **Risk of Loss.** The risk of loss or damage to the Property by fire or other casualty occurring up to the time of Closing shall be the SELLER's and after Closing the risk of loss shall transfer to the BUYER.

10. **Vegetation Maintenance.** The BUYER agrees that the vegetative ground coverings (landscaping and grass) will be sufficiently watered and maintained. The BUYER agrees that in the event any silt fencing remains on the property after Closing that the silt fencing will be maintained in its present condition and the silt fence will not be removed until the lot has healthy and growing vegetation. BUYER is solely responsible for maintaining and growing vegetation after Closing.

11. **Contingencies.** This section contains any contingencies related to this Property:

[redacted]

[redacted]

10. **BY SIGNING BELOW, BUYER ACKNOWLEDGES THAT BUYER HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT INCLUDING THE NOTICE AND DISCLAIMERS SET FORTH HEREIN.**

DocuSigned by:

[redacted]

ST

Buyer Broker | Date

Buyer Broker Entity

Listing Agent | Date

Listing Broker | Date

Listing Broker Entity

Battlecreek 5
Community

B5 : 13 : 23
14910 E 39th St S Tulsa, OK 74134
Lot Address

RAUSCH COLEMAN HOMES

Earnest Money Deposit Receipt

Lot/Block/Subdivision: **13-23 B5-Battlecreek 5**

Address: **14910 E 39th St S Tulsa, OK 74134**

Buyer(s): **Arrived Holdings, Inc** and (when applicable)

Date: ______________________________

New Home Purchase Agreement Date: ______________________________

This document serves as a receipt for the Earnest Money Deposit payable under the New Home Purchase Agreement between the parties hereto.

These funds are: [X] **Refundable** (per the New Home Purchase Agreement) [ ] **Not Refundable**

Check Number:

Amount: $10,000

[redacted]

Attach check here

[redacted]

RAUSCH COLEMAN HOMES

NEW HOME INSULATION DISCLOSURE ADDENDUM

As required by the Federal Trade Commission Regulations, the information relating to the insulation installed or to be installed in the improvements on the Property is either shown on the plans and specifications attached to the New Home Purchase Agreement or as follows:

A. Exterior walls in areas adjacent to living area will be insulated with batt insulation to a minimum thickness of 3.625 inches, which yields a minimum R-value of R-13.
B. Sloped areas will be insulated with batt insulation having a minimum thickness of 6.75 inches, which yields a minimum R-value of R-22.
C. Attic areas will be insulated with blown insulation having a minimum thickness of 12 inches, which yields a minimum R-value of R-30.
D. Please note that no insulation is placed between interior walls.
E. All stated R-Values are based on information provided by the manufacturer of the insulation.

[redacted]

[redacted]

[redacted]

Cooperating Buyer Broker Agreement

Battlecreek 5 : B5	**13-23**
Community	Lot/Block
Arrived Holdings, Inc	
Buyer	Buyer

Buyer(s) is represented by . Upon closing and subject to these terms, Seller agrees to pay Buyer Broker the "Buyer Broker Commission" of __3__% of the base home sales price for Buyer Broker's services to the Buyer(s). For purposes of calculating this Buyer Broker Commission, the base home sales price of the home is as stated and detailed on the "ADDENDUM TO NEW HOME PURCHASE AGREEMENT" and does not include option amounts, lot premiums, or Seller/Builder concessions or allowances. This Buyer Broker Commission will only be due and paid at closing upon the completion, acceptance, and final payment of a new home built by Rausch Coleman at **14910 E 39th St S Tulsa, OK 74134** . Although Buyer Broker consents to Seller's staff communicating directly with Buyer(s), all parties understand that this **shall not** change or diminish the role or fiduciary obligations of Buyer Broker (and its agents) in representing and serving the Buyer(s). By signing below, Sales Pro certifies that he/she did not engage Buyer Broker (or Buyer Agent), and Buyer Broker/Buyer Agent certifies [redacted]

084C85CAF04641D...

Buyer Agent	Date
Buyer Broker	Date
Buyer Broker Entity	
Listing Agent	Date
Listing Broker	Date
Listing Broker Entity	

❖ This agreement is terminated if the above individual is not under contract for a Rausch Coleman Home within 60 days.

[redacted]

[redacted]

RAUSCH COLEMAN HOMES

Date Sensitive Notices & Acknowledgment

Battlecreek 5 : B5 | 13-23
Community | Lot | Block

Date

Arrived Holdings, Inc
Buyer

Buyer

During the building process, delays can be experienced and Closing Dates may be moved to accommodate these delays. Due to the fluidity of the Closing Date, Date Sensitive notices and schedulings such as lease notices, moving companies, utilities, and all other date sensitive items should not be scheduled until after receipt of the Closing Notice from the Seller, as outlined in your New Home Purchase Agreement. The Seller **is not** liable to the Buyer for any costs or damages (direct, indirect, special or consequential) related to delays in construction and/or closing.

[redacted]

[redacted]

[redacted]

RAUSCH COLEMAN HOMES

Prepaid Options Receipt and Acknowledgement

Battlecreek 5 : B5 | 13-23
Community | Lot | Block

Date

14910 E 39th St S Tulsa, OK 74134
Property Address

Arrived Holdings, Inc
Buyer

Buyer

The funds referenced in this form are prepayment to the Builder for options exceeding the community spec standards, selected by the Buyer(s) at the time of contract. Upon receipt of the appraisal showing a value of the purchase price or more, these funds will be credited to the Buyer(s) at the time of closing and will be reflected on the Closing Disclosure and/or ALTA Settlement Statement, as required by law. In the event the value of the home is appraised less than the contracted price, all parties agree to add this deposit to the appraised value and will close the transaction with the adjusted sales price. In the event this contract is cancelled b the bu er, and for an reason s , the funds will be retained b the Builder and [redacted] ive

[redacted]

[redacted]

PHOTO RELEASE FORM

For value received, I grant to Rausch Coleman Companies, and its subsidiaries, affiliates, and assigns ("RCH"), the irrevocable right and permission to copyright, in its own name or otherwise, and use, reuse, publish and republish photographic portraits or pictures of me and my family or in which I/family may be included, in whole or in part, as part of a composite or distorted in character or form, without restriction, as to changes or alterations, in conjunction with my own or a fictitious name, or reproductions thereof in color or otherwise, made through any medium at its studios or elsewhere, and in any and all media now or hereafter known for illustration, promotion, art, editorial, advertising, trade, publishing, or any other purpose. I also consent to the use of any printed matter in connection therewith.

I waive any right that I may have to inspect to approve the finished product or products and the advertising copy or other matter that may be used in connection therewith or the use to which it may be applied.

I release, discharge, and agree to save harmless RCH and all persons acting under its permission or authority or those for whom it is acting, from any liability by virtue of any blurring, distortion, alteration, optical illusion, or use in composite form, whether intentional or otherwise, that may occur or be produced in the taking of such photographic portraits or pictures or in any subsequent processing thereof, as well as any publication thereof, including without limitation any claims for libel, invasion of privacy, or compensation.

I warrant that I am of full legal age and have the right to contract in my own name and on behalf of those named below. I have read this authorization, release and agreement prior to its execution, and I am fully familiar with the contents hereof. This release shall be binding upon me and my heirs, legal representatives and assigns.

MODEL / PARENT OR GUARDIAN (if a Minor)

Name(s):____

Parent or Guardian Name (if a Minor):____

____________________ ____________________ ____________________

Signature(s) Date

[redacted]

RAUSCH COLEMAN HOMES

Earnest Money, Change Orders and Additional Deposit Requirements

Battlecreek 5 : B5 | 13-23 ______________________ ______________
Community | Lot | Block Date

Arrived Holdings, Inc ______________ ______________________
Buyer Buyer

THIS ADDENDUM SUPPLEMENTS AND IS SUBJECT TO THE TERMS OF THE NEW HOME PURCHASE AGREEMENT ("Agreement"). IN THE EVENT OF CONFLICT, THE TERMS OF THE AGREEMENT SHALL GOVERN.

A. Earnest Money Deposit Requirements:

a. The Earnest Money Deposit required for a single-story new construction build is **$1000.00**.

b. The Earnest Money Deposit required for a two-story new construction build is $**2500.00**.

c. The Earnest Money Deposit on inventory homes that are completed (80% or above) without change requests is $**500.00**.

d. The Earnest Money Deposit required on inventory homes that are less than 80%, or any design home in which changes are requested is $**1000.00**.

B. Additional Deposit Requirements for Options (PrePaid Options):

a. All Custom Options (options that need to be submitted to Purchasing for estimation), except for fencing, require 100% non-refundable deposit money.

b. The Division standard for Options without additional non-refundable deposit money is **$7000.00**. Anything exceeding the standard will require 100% non-refundable deposit money, at the time of exceeding the standard, whether that time is at Agreement execution or through Change Orders.

c. All Non-Refundable PrePaid Option deposits are subject to the Terms and Conditions as outlined in the PrePaid Options Receipt and Acknowledgment.

C. Change Orders:

a. Changes to the floor plan and elevation are not permitted.

b. All New Construction Sales have 7 calendar days from the time the Agreement is executed to make permitted changes without penalty (but which may require additional deposit).

c. All Inventory Home Sales must include available changes (see table below) at the time of Agreement to avoid Change Order fees (the 7-day window referred to above does not apply to Inventory Homes Sales).

[redacted]

[redacted]

d. Change Order requests outside of the above parameters will incur a $250 Change Order Fee per item, due at the time of request. If Change Order request is not granted, the $250 Change Order Fee per item will be returned to the Buyer.

[redacted]

RAUSCH COLEMAN HOMES

Referral List

	Name	Phone Number	Email Address
1			
2			
3			
4			
5			
6			
7			
8			
9			
10			

[redacted]

Credit Information Authorization Form

Battlecreek 5 : B5 | 13-23 ______________________ ____________
Community | Lot | Block Date

Arrived Holdings, Inc ______________ ______________________
Buyer Buyer

I hereby authorize Rausch Coleman to verify and/or share my past and present employment earnings records, obtain tax returns, bank accounts, stock holdings, and other asset balances that are needed to process my mortgage loan application as well as close on the property. I further authorize Rausch Coleman to view and/or be advised about my consumer credit report from any lender I work with to obtain a mortgage for a Rausch Coleman home. I further authorize lender and Rausch Coleman to verify other credit information, including past and present mortgage or landlord references and utility companies. It is understood that a photocopy of this form will also serve as authorization for completing any attached form. The information the lender obtains is only to be used in the processing of my application for a mortgage loan. It is necessary for the lender, financial institution and builder to work together and share personal information to make informed decisions about building and closing a Rausch Coleman Home.

FHA and VA Applicants. I also acknowledge, by my signature below, the following Privacy Act Notice Statement:

> This information is to be used by the agency collecting it in determining whether you qualify as a prospective mortgagor for mortgage insurance or guaranty or as a borrower for a rehabilitation loan under the agency's program. It will not be disclosed outside the agency without your consent except to financial institutions for Verification of your deposits and as required and permitted by law. You do not have to give this information, but, if you do not, your application for approval as a prospective mortgagor for mortgage insurance or guaranty or as a borrower for a rehabilitation loan may be delayed or rejected. This information request is authorized by Title 38, U.S.C., Chapter 37; by 12 U.S.C., Section 1701 et seq., (if HUD/FHA); and by 42 U.S.C., Section 1452b.

NOTICE TO BORROWERS: this is a notice to you as required by the Right to Financial Privacy Act of 1978 that HUD/FHA has a right of access to financial records held by financial institutions in connection with the consideration of administration of assistance to you.

Financial records involving your transaction will be available to HUD/FHA without further notice of authorization but will not be disclosed or released by this institution to another Government Agency or Department without your consent except as required or

[redacted] perm [redacted]

[redacted]

Thank you for considering **Cox Communications,** please complete the form below and a member of the **Cox Team** will contact you to discuss services you will need in your new home.

****You will be contacted as soon as referral is entered. Please tell the representative the date you would like a call back. A date that is closer to your move it.**

NEW HOME INFORMATION:

First Name: ______________________________ **Last Name:** ______________________________________

Best Contact#: ___________________________ **Alternative#:** ____________________________________

Street Address: ____

City: __________________________________ **State:** _________________ **Zip Code:** __________________

Once again, thank you for considering **Cox Communications** and enjoy your new home!

***** Th*** [redacted]

[redacted]

ADDENDUM TO NEW HOME PURCHASE AGREEMENT

DEV:	Battlecreek 5	HOUSE:	00130023	CHANGE ORDER#:	000
SELLERS:	Rausch Coleman Homes of Tulsa, LLC	CASE:	000228919	ENTERED:	02/06/2023
BUYERS:	Arrived Holdings, Inc	ADDRESS:	14910 E 39th St S	AGREEMENT DATE:	02/06/2023
MODEL:	M05 / RC Magnolia		Tulsa, OK 74134	EST SETTL DATE:	
ELEVATION:	B /Elevation B				

SALES PRICE: $230,000.00

1. The New Home Purchase Agreement shall be amended as follows:

Qty	Option	Description	Sales Price
1	10139	Brick - Level 2 Upgrade, No Brick on Sides or Rear	$0.00
		Ryder Brick- Level 2- Stone City	
1	10515	Energy Star Rated Windows - Base House Only	$0.00
1	10710	Garage Door Opener Pre-Wire	$100.00
1	11200	6/12 30 Year Architectural Shingles	$0.00
1	11271	Guttering - Front Only	$900.00
		Fascia Match	
1	11306	Full Sod	$0.00
1	25352	Plumbing Faucet Upgrade Level 2	$0.00
		Chrome	
1	25360	8" Deep Kitchen Sink ILO Standard 6" Deep Sink	$0.00
1	35205	Add Door Bell and Chime	$0.00
1	35221	Internet Pre-Wire in Master Closet	$0.00
1	37093	Lighting Package Upgrade 3	$275.00
		Brushed Nickel	
1	37140	Kitchen Can Light Upgrade	$625.00
1	37189	Add First Exterior Coach Light at Garage	$185.00
1	37190	Add Second Exterior Coach Light at Garage	$185.00
1	55102	Cabinet Level 2	$0.00
		See Upgrade	
1	55107	Cabinet Level 2 to Level 3	$700.00
		White	
1	55155	Staggered Kitchen Cabinets	$950.00
1	55187	Full Width Single Sink Master Vanity Cabinet Base with Drawer Stack; 35" Height	$860.00
1	57061	Flush Bar Top - Laminate	$600.00
1	60101	Luxury Vinyl Plank In Wet Areas	$800.00
		RP811 Silver Fox - 923	
1	60111	Luxury Vinyl Plank In Living/Adjacent Hallways	$1,400.00
		RP811 Silver Fox - 923	
1	72601	Upgrade Exterior Steel 6-Panel Door(s) to Fiberglass 6-Panel Door(s)	$0.00

[redacted]

[redacted]

ADDENDUM TO NEW HOME PURCHASE AGREEMENT

DEV:	Battlecreek 5	HOUSE:	00130023	CHANGE ORDER#:	000
SELLERS:	Rausch Coleman Homes of Tulsa, LLC	CASE:	000228919	ENTERED:	02/06/2023
BUYERS:	Arrived Holdings, Inc	ADDRESS:	14910 E 39th St S	AGREEMENT DATE:	02/06/2023
MODEL:	M05 / RC Magnolia		Tulsa, OK 74134	EST SETTL DATE:	
ELEVATION:	B /Elevation B				

Qty	Option	Description	Sales Price
1	72615	Riverside Door Upgrade	$0.00
1	72623	Add Master Bath Door for Optional Water Closet	$0.00
1	73103	Slope Ceiling; Raise 1' - Living Areas; Per Municipal Requirements	$2,000.00
1	73152	25in Wide Attic Stair Unit; 8ft Plate	$0.00
1	73211	Front Door Handle set Upgrade	$125.00
1	83121	Gas Range Self Cleaning	$0.00
1	83168	Upgrade from Included Self Cleaning Gas Range to Stainless Steel Package With Gas Self Cleaning Range	$725.00
		Stainless	
1	88640	Dropped Brick Ledge - 6in; Front Only	$0.00
1	88926	Engineer Registration	$0.00
1	89200	Division Requirements	$0.00
1	89204	Development Requirements IV - Battle Creek	$0.00
1	89276	Municipal Requirements II - City of Tulsa	$0.00
1	89300	Energy Requirements I	$0.00

2. Total of any previous addendums: $0.00
   Additions/Credits selections as noted above: $10,430.00
   New Options Total: $10,430.00

3. The sales price of the New Home Purchase Agreement shall be changed as follows:
   Base Sales Price: $230,000.00
   Plus Additions: $0.00
   Lot Premium: $0.00
   Options Total: $10,430.00
   Total Sales Price: $240,430.00

4. Buyers deposit amount shall be increased by: $0.00

All other terms and conditions of the New Home Purchase Agreement shall remain unchanged and in full force and effect.

[redacted]

[redacted]

ADDENDUM TO NEW HOME PURCHASE AGREEMENT

COLOR SELECTIONS

DEV:	Battlecreek 5	**HOUSE:**	00130023	**CHANGE ORDER#:**	000
SELLERS:	Rausch Coleman Homes of Tulsa, LLC	**CASE:**	000228919	**ENTERED:**	02/06/2023
BUYERS:	Arrived Holdings, Inc	**ADDRESS:**	14910 E 39th St S	**AGREEMENT DATE:**	02/06/2023
MODEL:	M05 / RC Magnolia		Tulsa, OK 74134	**EST SETTL DATE:**	
ELEVATION:	B /Elevation B				

Entries in bold and prefixed with * are changes requested by Buyer that are pending acceptance.**

EXTERIOR			
Exterior Colors	10139	Brick - Level 2 Upgrade, No Brick on Sides or Rear	Ryder Brick- Level 2- Stone City
Exterior Colors	11271	Guttering - Front Only	Fascia Match
Exterior Colors	030	Stone	
Exterior Colors	040	Siding	2--Liberty White
Exterior Colors	050	Fascia/Soffit	2--Liberty White
Exterior Colors	060	Shake Siding	2--Nantucket Pewter
Exterior Colors	070	Front Door/Shutter	2--Black
Exterior Colors	080	Garage Door	2--White
INTERIOR			
Interior Colors	60101	Luxury Vinyl Plank In Wet Areas	RP811 Silver Fox - 923
Interior Colors	60111	Luxury Vinyl Plank In Living/Adjacent Hallways	RP811 Silver Fox - 923
Interior Colors	110	Interior Walls	Agreeable Gray
Interior Colors	120	Trim Paint	Extra White
Interior Colors	130	Carpet	Coleman Crossing BP17C- First Star- 926
COUNTERTOP			
Countertop Colors	170	Laminate Counter	Calcutta Marble
CABINETS			
Cabinet Colors	55102	Cabinet Level 2	See Upgrade
Cabinet Colors	55107	Cabinet Level 2 to Level 3	White
FINISHES			
Finishes Colors	25352	Plumbing Faucet Upgrade Level 2	Chrome
Finishes Colors	37093	Lighting Package Upgrade 3	Brushed Nickel
Finishes Colors	83168	Upgrade from Included Self Cleaning Gas Range to Stainless Steel Package With Gas Self Cleaning Range	Stainless
Finishes Colors	230	Hardware	Brushed Nickel

[redacted]

[redacted]

ARRIVED ADDENDUM

1. In the event of any conflict between any language in this Arrived Addendum ("Addendum") and the Purchase and Sale Agreement ("Agreement"), this Addendum shall control.

2. Buyer may assign the Agreement to any entity controlled or managed by Buyer without restriction.

3. Buyer shall have seven (7) business days from the last document received to review the Title Documents and HOA Documents (the "Review Period"):

"Title Documents" means the Title Commitment from the designated Title/Escrow Company and legible copies of all recorded instruments and exception documents including the vesting deed referenced in the Title Commitment.

"HOA Documents" means all documents applicable to such restrictive covenants, rules, or policies including, but not limited to (1) CCRs and Amendments; HOA Bylaws; Rules and Regulations/Policies of the HOA and (2) documents regarding the entities that promulgate such restrictive covenants, rules, or policies, colloquially known as the "HOA Resale Package," which includes, but is not limited to, the current year's budget and income/expense statement.

During the Review Period, Buyer may terminate the Agreement by providing written notice (including electronic written notice) to Seller and upon such termination, the earnest money shall be returned to Buyer, without demand or Seller's consent.

4. Seller shall, upon mutual execution and delivery of this Agreement, provide Buyer with the name and contact information of the HOA, if any. Seller is responsible for all costs to obtain and deliver the HOA Documents to Buyer.

5. Seller, at Seller's expense, shall keep the utilities in service until closing.

6. The closing date shall be on any Tuesday, Wednesday, or Thursday that is not a federal holiday. In the event the Agreement conflicts with this provision, the closing date shall be the next day meeting this requirement, and if any other provision of the Agreement is calculated relative to the closing date, it shall be adjusted accordingly.

7. Buyer shall use commercially reasonable efforts to secure binding flood and hazard insurance on the Property prior to closing. For the avoidance of doubt, "binding" insurance is either an accepted contract for insurance or an offer for insurance capable of acceptance by Buyer that cannot be revoked prior to closing. The inability of Buyer to secure binding flood and hazard insurance despite using commercially reasonable efforts constitutes a force majeure

[redacted]

8. If any party to the Agreement possesses rights to works relating to the listing of the Property (e.g., listing photos), such party grants Buyer a royalty-free irrevocable license to use such works in the regular and established course of business of Arrived Holdings, Inc. and its related companies (e.g., use on arrived.com).

9. Seller shall, upon mutual execution and delivery of this Agreement, notify Buyer which, if any, of the items below are found in the Property:

- Septic System
- Well
- Security System
- Natural Gas
- Liquid Propane
- Sprinkler System
- Heating Oil Tank (above or below ground)

For the avoidance of doubt, if the Agreement imposes other disclosure requirements on Seller, this paragraph shall supplement, not replace those other requirements.

[redacted]

[redacted]

RAUSCH COLEMAN HOMES

Addendum/Amendment to New Home Purchase Agreement

Lot/Block/Subdivision: B5 13-23

Address: 14910 E 39th St S. Tulsa, OK

Buyer(s): Arrived Holdings, Inc

Date: 2/10/23

This Addendum/Amendment shall supplement, modify, amend and/or supersede certain terms (and only certain terms) of the New Home Purchase Agreement ("Agreement") dated ________________________________ between the parties hereto. All other terms of the Agreement not specifically modified herein will remain in full force and effect.

- Loan: The purchase of the Property is contingent upon the approval of:

  ________ VA ________ FHA ________ Rural Development ________ ADFA
- The address of the Property has changed from: ____

  to ______________________________
- The estimated Closing date will be on or before ____________________________ (subject to other terms in Agreement)
- Other (attach additional pages as needed):

  Purchaser may assign this contract in its sole and absolute discretion and without the consent of Seller to an affiliate of purchaser or to an entity which is managed, sub managed (or similar) by purchaser. In the event of such and assignment the assignee shall be responsible for all terms of the contract including funding of earnest money deposit and any other deposits required under the contract.

  Seller agrees to give buyer 3 business days to review HOA covenants

[redacted]